Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Factorial Energy Inc. of our report dated March 26, 2026, relating to the consolidated financial statements of Factorial Inc. as of and for the years ended December 31, 2025 and 2024, appearing in the Registration Statement (No. 333-294663) on Form S-4, as amended, and related Prospectus of Factorial Energy Inc. (previously named Cartesian Growth Corporation III).

/s/ RSM US LLP

Boston, Massachusetts
August 12, 2026